Exhibit 13.1

Pursuant to 18 U.S.C. Section 1350, the undersigned each hereby certifies that, to his knowledge, the annual report on Form 20-F of Silicon Motion Technology Corporation for the year ended December 31, 2011 fully complies with the requirements of Section 13(a) or 15(d), as applicable, of the Securities Exchange Act of 1934, and that the information contained in the periodic report fairly presents, in all material respects, the financial condition and results of operations of Silicon Motion Technology Corporation.

Date: April 25, 2012

/s/ Wallace C. Kou
Wallace C. Kou,
President & Chief Executive Officer

/s/ Riyadh Lai
Riyadh Lai,
Chief Financial Officer

The foregoing certification is being furnished solely pursuant to 18 U.S.C. Section 1350 and is not being filed as part of the Report or as a separate disclosure document.